Exhibit 99.1

Milacron to Focus on Plastics and Industrial Fluids -
Agrees to Sell Valenite to Sandvik for $175 Million

Company Lowers Outlook for 2002
Citing Slower Recovery in Capital Spending

CINCINNATI, Ohio - June 18, 2002 … Milacron Inc. (NYSE: MZ) today announced a long-term strategy to focus most of its capital and resources to building its leading position as a premier supplier of plastics processing technologies and to strengthening its industrial fluids business on a worldwide basis. Reflecting this decision, the company, which announced the sale of its overseas metalcutting tool businesses last month, also announced today an agreement to divest its major North American metalcutting tool subsidiary, Valenite.

"We are aligning our future with two important long-term trends in manufacturing," said Ronald D. Brown, chairman, president and chief executive officer. "The first and most important is the increasing use of plastics as the material of choice for products made around the world. The second is the growing demand for cleaner, healthier and environmentally friendlier industrial fluids. We will leverage our acknowledged technological leadership in these two areas and will continue to expand our geographic presence, with a growing emphasis on higher-margin products and services. And internally we will accelerate our implementation of Lean and Six Sigma process changes throughout our organization to drive our operating performance to excellence," Brown said.

Sandvik to Buy Valenite for $175 Million
Facilitating Milacron's strategic shift is the signing of a definitive agreement to sell its Valenite metalcutting tool business, located primarily in North America, to Sandvik, a global producer of metalcutting tools headquartered in Sweden, for $175 million in cash, subject to post closing adjustments. From the sale, Milacron expects to receive net cash proceeds of approximately $150 million and to report an after-tax gain of $27 million to $30 million, or $0.80 to $0.90 per share, upon closing.

The sale of Valenite is the second major step Milacron has taken recently in support of its new focus. On May 6, the company announced an agreement to sell its Widia and Werkö metalcutting tool businesses in Europe and India to Kennametal (NYSE: KMT) for €188 million. Net cash proceeds from both sales are estimated at $290 million, the bulk of which will be used to pay down bank debt, thus strengthening the company's balance sheet and significantly improving its financial flexibility.

Under terms of the agreement announced today, Sandvik will purchase Valenite, a manufacturer of carbide insert tools, steel tool holders, and carbide die and wear parts, with about 1,300 employees and major manufacturing facilities in Michigan, Texas and South Carolina, as well as operations in Japan. In 2001, a down year, Valenite had sales of approximately $200 million and operating earnings (earnings before interest and taxes) of about $3 million excluding restructuring charges. Credit Suisse First Boston advised Milacron on the transaction, which is expected to be completed within the next two to three months, subject to regulatory approval and other customary closing conditions.

"As with the sale of Widia and Werkö, for Valenite our objective was to reach an agreement with a strategic buyer who values our people and assets and intends to grow the business," Brown said.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in Item 2 of the company's most recent Form 10-Q, on file with the Securities and Exchange Commission.

First incorporated in 1884, Milacron Inc. is a leading technology supplier to the plastics-processing and metalworking industries throughout the world. The company has major manufacturing facilities in North America, Europe and Asia. For further information, visit the company's web site or call the toll-free investor hot line: 800-909-MILA (800-909-6452).

Sandvik is a high-technology engineering group with advanced products and world-leading positions in selected areas - tools for metalworking, machinery and tools for rock excavation, stainless steel, special alloys and resistance heating materials and process systems. The Group has 36,000 employees, with annual sales of approximately SEK 50,000 M, or about US $5 billion.